Exhibit 99.1

Investor Relations:	Media Inquiries:
Thad Waugh Vice President of Investor Relations (813) 865-1284 thad.waugh@wellcare.com	Heidi Anderson Manning Selvage & Lee (404)870-6856 heidi.anderson@mslpr.com

WELLCARE WINS MEDICAID CONTRACTS IN ALL SIX GEORGIA REGIONS

Tampa, Florida (July 19, 2005) – WellCare Health Plans, Inc. (NYSE: WCG) announced that the Georgia Department of Community Health (DCH) has awarded Medicaid managed care contracts to the Company in all six Georgia regions. Georgia will transition approximately 1.1 million Medicaid and S-CHIP beneficiaries to several managed care plans beginning in January 2006. The three-stage conversion dates and eligible beneficiaries for each region are summarized below:

Region	Start Date	Eligibles
Atlanta	January 1, 2006	500,000
Central	January 1, 2006	150,000
East	July 1, 2006	80,000
North	July 1, 2006	150,000
Southeast	December 1, 2006	115,000
Southwest	December 1, 2006	130,000

Total		1,125,000

The Georgia Healthy Families program encourages Medicaid beneficiaries to choose from a list of approved managed care plans in each region. In Atlanta, in addition to WellCare, beneficiaries may choose from two other competing plans. In the other five regions, beneficiaries will choose between WellCare and one competing plan. After the voluntary selection period ends, members not selecting a health plan will be enrolled into managed care plans, with WellCare as the default health plan up to prescribed levels in each of the six regions.

In addition to this Medicaid expansion, in February 2005, the Georgia Department of Insurance granted WellCare a license to offer Medicare health plans in Georgia, and, in June 2005, the Centers for Medicare & Medicaid Services (CMS) approved WellCare to begin marketing to Medicare beneficiaries in Atlanta’s Fulton and Dekalb counties. Together, both counties represent approximately 140,000 eligible Medicare beneficiaries.

“We are privileged to offer high quality healthcare to Medicaid and Medicare beneficiaries in Georgia, our seventh state,” said Todd S. Farha, President and Chief Executive Officer of WellCare. “With WellCare’s commitment to the needs of its members, providers and government partners, we are ideally positioned to serve the state of Georgia as it transitions to coordinated care programs. We look forward to a long and successful partnership with the Georgia DCH and other state agencies.”

Georgia Medicaid Opportunity Guidance
The Company expects to incur approximately $8 — $10 million in pre-tax expenses in the second half of 2005 to implement the six-region Georgia Medicaid award. This level of spending was not included in the Company’s previously issued 2005 financial guidance and will be reported separately. In addition, the Company anticipates full year 2006 Georgia Medicaid revenues in a range of $570 — $600 million, with a pre-tax income margin of 3 — 4%, yielding expected pre-tax income in a range of $17.1 — $24.0 million for the Georgia Medicaid opportunity. Except for the Georgia Medicaid opportunity, the Company is not revising its previously issued 2005 guidance at this time. The Company will update its 2005 guidance, as appropriate, during its upcoming quarterly earnings conference call and will provide complete 2006 guidance at a future time.

Webcast of Management Conference Call
The Company will host a conference call to discuss these developments at 1:00 p.m. Eastern time on July 19, 2005. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. Links to the live broadcast of WellCare’s conference call and the online replay can be found on the Company’s website at www.wellcare.com, under the Investor Relations section, or at www.earnings.com.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves approximately 765,000 members in Florida, New York, Connecticut, Illinois, Indiana, Louisiana and Georgia. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Cautionary Statement Regarding Forward-Looking Statements
This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expression are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: WellCare’s lack of prior operating history in Georgia, which may impact its ability to predict accurately its future revenues, membership and income from its Georgia business; WellCare’s relative inexperience with network providers in Georgia and the current early stage of development in WellCare’s provider network in Georgia, which could impact WellCare’s ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare’s ability to operationalize and execute its strategy for providing Medicaid managed care services in Georgia; Georgia Medicaid health care providers’ lack of prior experience providing services under managed health care contracts; the Medicaid beneficiary selection process in Georgia and the impact it may have on auto-assignment and WellCare’s overall membership and revenues; the inexperience of the State of Georgia and its designated enrollment brokers in ensuring timely and accurate member enrollment, dis-enrollment and auto-assignment; WellCare’s ability to comply with and operate within Georgia’s regulatory framework, including the restrictions and penalties contained in the Georgia Medicaid managed care contract; WellCare’s ability to manage medical benefits expense effectively in Georgia; WellCare’s ability to accurately estimate incurred but not reported medical cost in Georgia; risks associated with future changes in healthcare laws in Georgia and other states in which WellCare operates; potential reductions in funding for government healthcare programs; risks associated with WellCare’s substantial debt obligations; risks associated with WellCare’s acquisition strategy; and risks associated with WellCare’s business operations, including its ability to attract and retain qualified management personnel.

Additional information concerning these and other important risks and uncertainties can be found under the captions “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission on June 9, 2005, and subsequently amended on June 21, 2005, June 28, 2005 and June 29, 2005, which contains discussions of the Company’s business and the various factors that may affect it.